Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated January 26, 2022

Relating to the Preliminary Prospectus dated January 24, 2022

Registration No. 333-261384

PHOENIXMOTORCARS.COM 1 ROADSHOW PRESENTATION JANUARY | 2022

PHOENIXMOTORCARS.COM 2 Free Writing Prospectus We have previously filed a registration statement on Form S - 1 (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should carefully read the preliminary prospectus in that registration statement (including the risk factors described therein), and other documents we have filed with the SEC for more complete information about the Issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, you may obtain an electronic copy of the preliminary prospectus and, when available, the prospectus by calling contacting Maxim Group, LLC, Prospectus Department, 300 Park Avenue, New York, NY 10022 ; Telephone : (800) 724 - 0761 ; Email : syndicates@maximgp . com This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities Phoenix Motor Inc . (the “Company”) in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever . The information herein has been prepared by the Company solely for use in this presentation . No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein . None of the Company or any of its affiliates, advisors or representatives will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation . This announcement contains forward - looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 . All statements other than statements of historical fact in this announcement are forward - looking statements, including but not limited to, the Company's ability to raise additional capital to finance the Company's activities ; the effectiveness, profitability and marketability of its products ; the future trading of the securities of the Company ; the period of time for which the Company's current liquidity will enable the Company to fund its operations ; general economic and business conditions ; the volatility of the Company's operating results and financial condition ; and other risks detailed in the Company's filings with the Securities and Exchange Commission . These forward - looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates . The Company undertakes no obligation to update forward - looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law . Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results . DISCLAIMERS & SAFE HARBOR STATEMENT

PHOENIXMOTORCARS.COM 3 ISSUER: Phoenix Motor Inc. (“Phoenix Motor” or the “Company”) PROPOSED EXCHANGE / SYMBOL: NasdaqCM / PEV, PEVW OFFERING SIZE: $20.0 million (excluding 15% over - allotment option) OFFERING TYPE : Initial Public Offering SECURITIES OFFERED: Units (1 common stock & 1 warrant to purchase 1 common stock) WARRANT STRUCTURE: 5 - year tradeable warrant; exercise price equal to 100% of public offering price per Unit PRICE RANGE: $4.00 – $6.00 per unit ANTICIPATED USE OF PROCEEDS: To fund R&D, product development, capacity expansion, and for working capital and other general corporate purposes UNDERWRITERS: Maxim Group LLC, Roth Capital Partners, LLC and EF Hutton, division of Benchmark Investments, LLC OFFERING SUMMARY

PHOENIXMOTORCARS.COM 4 TWO BRANDS • Established in 2003, close to 20 years EV experience • 50+ customers and over 100 vehicles deployed • Over 3 million miles on the road COMMERCIAL VEHICLES LIGHT DUTY VEHICLES • Launched in 2020 Pickup Truck and Delivery Vans • Pickup Truck and Delivery Vans show - cars debuted at the 2021 Los Angeles Auto Show ENGINEERING Currently developing 4 th Gen Powertrain and Ground - Up Chassis THIRD Gen Powertrain EXECUTIVE SUMMARY INTELLIGENT FIRST Autonomous Electric Cutaway Shuttle Bus To Be Deployed in the USA GROWTH FOUR key Revenue Streams in High Growth Markets Commercial EV Consumer EV Electric Forklift EV Charing Solutions

COMPANY HISTORY

Founded in **2003** in California, Phoenix is an Industry Pioneer Developing Consumer and Commercial EVs with close to **20 YEARS** Experience with **3M+** Driving Miles

2003 | Founded in 2003 in California

2007 | Phoenix **all-electric pickup truck** showcased President George W Bush at the White House in February 2007



2010 | Developing cutting edge zero emission drivetrains for medium duty vehicles



2015 | 1st all-electric bus deployed at NASA's Jet Propulsion Laboratory



2016 | **1st all-electric fleet deployed at LAX** Wally Park parking complex



2018 | Marketing launch of 2nd gen. High Power Drive System for Ford E-450 chassis



2019 | **Deployment of 2nd gen.** High Power Drive System with 3 deliveries to Park&Zoom in Austin, TX



2020 | Acquired by SPI Energy Co., Ltd.

2021 | Introduced Full Range Of EV charging solutions Launched **3rd generation powertrain**



2021 | Conceptualized & Introduced EdisonFuture's next generation EV pickup truck



PHOENIXMOTORCARS.COM

5

PHOENIXMOTORCARS.COM 6 To Be Leaders in Sustainable Transportation with Focus on Developing Inte l ligent, Energy Efficient and Innovative Design. SHUTTLE BUSES SCHOOL BUSES WORK TRUCKS CITY DELIVERY LAST MILE DELIVERY PICKUP TRUCKS OUR MISSION

PHOENIXMOTORCARS.COM 7 Key Relationships with OEMs, Customers and Dealerships Flexible Asset Light Business Model Capabilities to Design, Develop and Deliver EVs Experienced and Proven Management Team PEV 1 3 4 5 Multiple Revenue Streams 2 INVESTMENT HIGHLIGHTS

HIGHLY EXPERIENCED MANAGEMENT TEAM



Joe Mitchell
CEO

30 years of automotive industry executive leadership experience including 20 years directly in the EV market, with an MBA from Vanderbilt University



Chris Wang
CFO

20+ years of leadership and corporate finance roles in public companies and cross-border M&A transactions. CFO and then President of Fushi Copperweld, Inc from 2005 to 2016



Tarek Helou
COO

Electrical Engineer with MBA graduate, and over 18 years experience in product planning and strategy focus



Ronald Iacobelli
CTO

30 years of automotive technology experience., including over 20 years in H/EV and connected vehicle technologies, OEM and startup experience including cofounding two companies



Jose Paul
CMO

Over 19 years industry experience in leading research, strategic marketing & business expansion in the automotive and transportation sectors



Tony Zhou
SVP Autonomous Driving

Autonomous driving expert with over 23 years of experience. Master's degree in electrical and computer engineering from Wayne State University.



Ira Feintuch
SVP & Global Head of EV Charging Solutions

Experienced leader holding multiple executive level positions and demonstrating a successful history of working in the energy industry, focusing heavily on EV infrastructure



Edmund Shen
VP Products Management

Product and business leader with 23 years of Silicon Valley experience in EVs, AI, robotics, energy, equipment, and software



Dr. Calvin Lee
VP engineering

Worked at Ford Motor Company on hybrid powertrain systems for 18 years. Launched the Fisker Karma range extended EV into production in 2012.



Josh Selin
VP Customer Service

Extensive technical background in alternative fuels and systems integration. 15+ years of customer relations with unwavering commitment to product quality



Chao Xue
VP Operations

Extensive EV operational experience. Most recently heading the Gillig bus company's EV operations and previously with BYD



Rose Aebig
Director, HR

20 years senior level roles in Human Resources, Organizational Development, and Leadership in High Tech companies. MS, Human Resources Design from Claremont Graduate University.

PHOENIXMOTORCARS.COM

8

PHOENIXMOTORCARS.COM 9 2030 FORECASTED EV MARKET SIZE COMMERCIAL LIGHT & MEDIUM DUTY EV (CLASS 3 – 6) EV CHARGERS ELECTRIC FORKLIFTS ELECTRIC PICKUP TRUCKS *Source: International Council for Clean Transportation. *Source: www.interactanalysis.com US Forklift Market: Electrification % *Source: www.mckinsey.com US Medium Duty Trucks: Electrification % $6 BILLION $6.8 BILLION $12 BILLION • Global EV Market size is projected to grow by 2030 at a CAGR of 26.8% • Growing demand and increasing support by governments through subsidies & tax rebates • Increasing investments by governments to develop EV charging stations • 20% electric penetration expected in the pickup truck market by 2030 SIGNFICANT GROWTH ACROSS TARGET SEGMENTS OVER THE NEXT DECADE *Source: EVAdoption.com $60 BILLION INDUSTRY OVERVIEW

PHOENIXMOTORCARS.COM 10 INTELLIGENT PICK UP / VAN Show car launch & collect initial orders Engineering & homol o gation Commercial Medium Duty EVs Industry Leading All - Electric Trucks, Shuttle Buses & School Buses Electric Forklifts Affordable, lithium - ion electric forklifts with best - in - class warranty EV Infrastructure Solutions 2023 & Beyond 2022 2021 GROUND - UP CHASSIS & PLATFORM SMART WAREHOUSE SOLUTIONS CONNECTED SMART CHARING SOLTIONS Consumer & Commercial Light Duty Pick - up & Last Mile Platform Cutting Edge intelligent Pick - Up & Urban Delivery Vehicle with Revolutionary Design EV Charging Range of residential and commercial EV chargers and network solutions PRODUCT & GROWTH STRATEGY

CORE EV BUSINESS

Manufacturer of All-electric Medium Duty Vehicles Built in the US

3,000,000+
Miles Driven

100+
Shuttle Buses & Trucks Deployed

50+
Commercial Fleet Customers

Wide range of customers across airport parking, hotels, campuses, cities, municipalities, ports, micro-transit services and dial-a-ride applications



ZEUS 400 – ELECTRIC SHUTTLE BUS

Up to 24 Seats Capacity
Multiple Seating Configurations:

- Perimeter seating
- Forward facing seats
- ADA wheelchair access
- Luggage racks
- All accessories available on ICE shuttles



ZEUS 500 – ELECTRIC TRUCKS

- Up to 6,000 lbs payload
- Multiple body
- configurations including:

Electric chassis, flatbed trucks, box trucks, utility trucks, reefer trucks, service trucks, animal control trucks and various custom bodies


SCHOOL BUS

ZEUS 600 – ELECTRIC TYPE A SCHOOL BUS

- Vehicle Highlights
- Seating capacity up to 25 passengers
- Variable track seating up to 6 wheelchair positions
- Interior and exterior camera system
- Integrated child booster seats
- WIFI for passengers

PHOENIXMOTORCARS.COM

11

MEDUIM-DUTY AUTONOMOUS SHUTTLE BUS

Phoenix & EasyMile partner in Development of **Pilot Federal Motor Vehicle Safety Standards (FMVSS) Compliant Autonomous Electric Cutaway Shuttle Bus**

- Driverless and electric shuttle
- 23 Passengers
- Up to 160 miles Autonomy
- ADA compliant built-in automatic access lift
- Pre-mapped Network of roads
- FMVSS compliant
- 15 Ez zeus Maximum speed
- 30 Other vehicles' maximum speed
- Interact with doors, barriers, traffic lights



- **BUY AMERICA & ADA COMPLIANT** eligible for FTA Funding
- Secured **grant funding from FTA** in partnership with **Houston Metro and EasyMile**
- Targeted Deployment in Houston in 2022

Engineering collaboration to integrate autonomous capabilities to Phoenix drivetrain

Early adopter of medium-duty autonomous shuttle

ASSUMING SUCCESSFUL DEPLOYMENT IN HOUSTON, WE WILL PURSUE VARIOUS PILOT PROGRAMS ACROSS THE COUNTRY

PHOENIXMOTORCARS.COM 12

PHOENIXMOTORCARS.COM 13 GROUND - UP DESIGN Purpose built EV chassis & vehicles for Class 3 – 6 medium - duty segment GEN - 4 Significant Cost Efficiencies Supporting Volume Growth GEN - 3 Modular Battery Packs with Liquid Cooling – Up to 160 mile range GEN - 1 Electric Drivetrain Mated to Conventional Chassis & Gear Box GEN - 2 Electric Drivetrain On Conventional Chassis with Direct Drive 2024 2022 2021 2019 2014 MEDIUM - DUTY EV PLATFORM (CLASS 3, 4, 5)

DEVELOPING MEDIUM-DUTY GROUND UP CHASSIS DESIGN TO IMPROVE COST, EFFICIENCY AND PERFORMANCE

MODULAR ENERGY ON DEMAND

- Variable Base battery
- Fuel Cell range extender – Post launch

CHARGING DIVERSITY

- Level 2
- Level 3 CCS
- Wireless Charging
- V2G capability

EFFICIENT BY DESIGN

- Class 3 to 6 – focus class 4/5
- Hi-efficiency ELECTRIC
- Low Floor – ergonomics and productivity
- Light-weight materials
- Leading payload to curb weight
- Modular Chassis – front/rear drive, range of wheelbase/GVW
- Long Life design



DEVELOPED IN WITH INDUSTRY PARTNERS

- Addressing the demands of fleets and varied body styles includes shuttles, work trucks, delivery trucks and RVs

SMALL MANUFACTURING FOOTPRINT

- Primarily assembly
- Single piece flow – variants on common line
- Composite panels – minimal on site welding and paint

ADAS AND CONNECTED CONTROLS

- Advanced Phoenix Connect telematics: Route planning, charging and fleet optimization
- Drive and steer by wire – ADAS and expandable automation
- OTA updates and controls

PHOENIXMOTORCARS.COM

14

PHOENIXMOTORCARS.COM 15 ▪ Maximize part commonality, including powertrain, energy storage and chassis systems ▪ Minimize production complexity and tooling ▪ Commercial platform will leverage existing customer base and sales channels 1 PLATFORM 2 PRODUCTS PICKUP Consumer & Commercial Markets VAN Consumer & Commercial Markets EDISONFUTURE FUTURE PLATFORM FOR LIGHT - DUTY VEHICLES ON PRODUCT ROADMAP

LIGHT-DUTY ELECTRIC SOLAR PICKUP TRUCK & DELIVERY VAN


Innovative Flex Platform
Multiple wheelbase and body configurations





















- Flexible Configurations including multiple wheelbase and roof height options
- Developing Point2Point Autonomous Driving

SHOW CARS DEVELOPED AND PRODUCTS IN EARLY STAGES OF DEVELOPMENT

PHOENIXMOTORCARS.COM
16

CHARGERS & EV INFRASTRUCTURE

Range of Products & Services



- **L2 EV Chargers (AC Charging)**
- **DC Fast Charger (DC Charging)**
- **SaaS** – Cloud Based Platform
- **ChaaS** – Charging-as-a-Service
- **Maintenance & Aftersales Support**
- **Proactive Monitoring for Customers**



12 Lvl 2 & 39 Lvl 3 CHARGERS DEPLOYED TO DATE. 22 UNITS IN BACKLOG



INFRASTRUCTURE BILL
Federal Govt. plans to support deployment of 500,000 EV chargers across the nation

- **Offering a one-stop-solution to customers while leverage relationships with existing EV customers**
- **Targeting both commercial and consumer customers**
- **Partnering with leading EVSE & charging technology suppliers**

PHOENIXMOTORCARS.COM

17

PHOENIXMOTORCARS.COM 18 E DRIVE TECH Integrating best of breed componentry with proprietary systems, ENERGY STORAGE Modular energy on demand MODULAR e - CHASSIS & VEHICLE DESIGN INTELLIGENT AND AUTOMATED DRIVING Vehicle Efficiency & Progressive Automation EXPERIENCE AND CONNECTED SERVICES Secure wireless gateway CHARGERS Network and smart - grid capability Light Duty Platform for Class 1 - 2 Medium Duty Platform for Class 3 – 6 Purpose built electric platforms CONNECTED CLOUD AI Powered Solutions ALIGNED TO OUR ASSET LIGHT DEELOPMENT STRATEGY CORE TECHNOLOGY PILLARS

PHOENIXMOTORCARS.COM 19 In - Vehicle Network Distributed Controls Smart Cockpit Autonomous Drive CLOUD SERVICE APP STORE OVER - THE - AIR SOLUTIONS VIRTUAL ASSISTANT BIG DATA EXPANDING CONNECTED VEHICLE TECHNOLOGY CAPABILITIES WITH KEY LEADERSHIP TEAM ONBOARD DEVELOPING INTELLIGENT DRIVING FOR FLEETS

PHOENIXMOTORCARS.COM 20 ▪ Maximize output at current Anaheim, CA location through process optimization ▪ Leverage other facilities to increase output capacity through 2022 and beyond ▪ With focus upfront on the manufacturing process, this allows for the utilization of existing facilities and capacities ▪ Expanding our partnerships with established OEMs and assembly facilities ▪ This strategy for production provides the company with flexibility for capacity alignment with demand, lean manufacturing , and a capital light approach that optimizes investments ASSET LIGHT PRODUCTION MODEL & PROCESS

PHOENIXMOTORCARS.COM 21 3,000,000+ Miles Driven 100+ Shuttle Buses & Trucks Deployed 50+ Commercial Fleet Customers 50+ Chargers Deployed Compelling history of delivering vehicles and generating revenue BACKLOG (as of 12/31/21) FINANCIAL SUMMARY FINANCIALS 9 MONTHS ENDED 9/30/21 REVENUE: $1.7 million GROSS MARGIN: (9.3%) NET PROFIT: ($6.3 million) 63 UNITS ($11.1 million) 31 UNITS ($4.1 million) (Confirmed / POs Expected)

PHOENIXMOTORCARS.COM 22 Next Generation Commercial Chassis Asset Light CAPACITY EXPANSION • Key use of funds to develop Cost Competitive and Advanced Technology Ground up Medium - Duty Chassis Platform • Utilizing key supplier partners and targeted investment in key technologies yielding the optimum use of proceeds Multiple Revenue Streams in Place • Established revenue streams in existing businesses to support both existing customer base and foundation for future business Common Platform Approach • Cost effective platform approach to support multiple models with minimal investment to expand product offerings KEY APPLICATION OF FUNDS

PHOENIXMOTORCARS.COM 23 Key Relationships with OEMs, Customers and Dealerships Flexible Asset Light Business Model Capabilities to Design, Develop and Deliver EVs Experienced and Proven Management Team PEV 1 3 4 5 Multiple Revenue Streams 2 INVESTMENT RECAP

phoenixmotorcars.com

EdisonFuture™

edisonfuture.com



Joe Mitchell

CEO

JoeM@phoenixmotorcars.com

Chris Wang

CFO

chrisw@phoenixmotorcars.com

Denton Peng

Chairman

denton.peng@spigroups.com

Randy Conone

SVP Investor Relations & Finance

randy.conone@spigroups.com

PHOENIXMOTORCARS.COM

24

BOARD OF DIRECTORS



Denton Peng

20 years of Renewable Energy industry experience in solar, battery storage, EV and EV charging. Beijing University Guanghua School of Management.



Dr. Lance Zhou

30 years auto industry veteran. CEO of Karma Automotive; CEO and President of Beijing Foton-Daimler Automotive, and VP of Daimler Global; CEO of Naveco. PhD from Nanjing University of Science and Technology.



John F. Perkowski

Founder of JFP Holding, founder and CEO of ASIMCO, 21 years investment banking at Paine Webber. Yale and Harvard Business School.



Hoong Khoeng Cheong

30 years of engineering and operation experience in the solar and electronics industries. Nanyang Technological University, Singapore.



Sam Van

10 years senior management experience at NYSE, 5 years as Associate Principal at FINRA, 1 year with CFIUS. Currently MD with Deltec Investment. Cornell MBA



Steve Stivers

30 years experience as public and private sector executive, including **five-term U.S. Congressman**, Major General in Ohio Army National Guard, decade in financial industry, Ohio State MBA.



Dr. Zhenxing Fu

30 years auto industry veteran, 15 years with DaimlerChrysler, Visteon, Ford, Prestolite Electric, Buehler Motors. Post Doc in EE with Univ of Kentucky.

PHOENIXMOTORCARS.COM

25

PHOENIXMOTORCARS.COM 26 CAP TABLE The above table includes 70,000,000 shares of common stock outstanding and owned by SPI Energy Co., Ltd. ( NasdaqGS : SPI) as of December 31, 2021, and excludes: • 4,200,000 shares of common stock issuable upon the exercise of outstanding options at an exercise price of $0.43 per share. • 7,241,000 shares reserved for issuance upon the exercise of incentive stock options (ISOs) under the 2021 Omnibus Equity Incentive Plan and non - qualified stock options (NSOs), at a weighted average exercise price of $0.43. • 4,600,000 shares reserved for issuance under the Warrants in this Offering. • 600,000 shares reserved for the exercise of the underwriter’s over - allotment option. • 322,000 shares reserved for issuance under the Representative’s Warrants. Shares Purchased Number of Shares Percent Existing Stockholders (SPI) 70,000,000 94.6% IPO Investors 4,000,000 5.4% Total 74,000,000 100%